Exhibit 10.1

CTI BIOPHARMA CORP.

DIRECTOR COMPENSATION POLICY

Effective July 27, 2015

Directors of CTI BioPharma Corp., a Washington corporation (the “Company”), who are not employed by the Company or one of its subsidiaries (“non-employee directors”) shall be entitled to the compensation set forth below for their service as a member of the Board of Directors (the “Board”) of the Company. Except as provided in the next sentence, this policy supersedes all prior policies or provisions of any equity plans concerning compensation of the Company’s non-employee directors effective as of the date set forth above. This policy does not, however, modify the terms of any equity or incentive award granted by the Company prior to the date set forth above. The Board has the authority to amend this policy from time to time.

Cash Compensation

Annual Retainer for Board Service

Each non-employee director shall be entitled to an annual cash retainer while serving on the Board in the amount of $40,000 (the “Annual Retainer”). The Company shall pay the Annual Retainer on a semi-annual basis, with half of the Annual Retainer to be paid on each of the first business day of January and the first business day of July.

Annual Retainer for Chairman of the Board Service

A non-employee director who serves as the Chair of the Board shall be entitled to an annual cash retainer while serving in that position in the amount of $75,000 (the “Chair of the Board Retainer”). The Company shall pay the Chair of the Board Retainer on a semi-annual basis, with half of the Chair of the Board Retainer to be paid on each of the first business day of January and the first business day of July.

Board Committee Chair Retainer

A non-employee director who serves as the Chair of the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee shall be entitled to an annual cash retainer while serving in that position in the amount of $12,500 (the “Chair Retainer”). The Company shall pay the Chair Retainer on a semi-annual basis, with half of the Chair Retainer to be paid on each of the first business day of January and the first business day of July.

Board Meeting Attendance Fee

A non-employee director who attends a Board meeting, whether in person or telephonic and regardless of length, will be entitled to a fee in the amount of $2,750 (“Board Meeting Fee”) for each such meeting. The Company shall pay the Board Meeting Fee in cash on a quarterly basis in arrears, with payment for a particular quarter to be made no later than ten business days following the end of that quarter.

Board Committee Meeting Attendance Fee

A non-employee director who attends a Board committee meeting, whether in person or telephonic and regardless of length or whether a meeting is scheduled on the same day as a Board meeting, will be entitled to a fee in the amount of $1,250 (“Committee Meeting Fee”) for each such meeting. The Company shall pay the Committee Meeting Fee in cash on a quarterly basis in arrears, with payment for a particular quarter to be made no later than ten business days following the end of that quarter.

Equity Compensation

Initial Equity Award for New Directors

A new non-employee director shall be granted an award of Company restricted stock units (“RSUs”) in connection with joining the Board (an “Initial Award”). The number of RSUs covered by an Initial Award will equal $100,000 divided by the closing price of a share of Company common stock on the date of grant of the award, rounded to the nearest whole share. An employee director who ceases to be an employee, but who remains a director, will not receive an Initial Award.

Annual Equity Award for Continuing Board Members

On an annual basis, each non-employee director continuing on the Board shall be granted an award of RSUs (an “Annual Award”). The number of RSUs covered by an Annual Award will equal $100,000 ($125,000 in the case of a continuing non-employee director who is then serving as the Chair of the Board), divided by the closing price of a share of Company common stock on the date of grant of the award, rounded to the nearest whole share.

Provisions Applicable to All Non-Employee Director RSU Awards

The date of grant of each RSU award shall be determined by the Board. Each RSU award shall be granted under the Company’s 2007 Equity Incentive Plan, as amended and restated, or any successor equity compensation plan approved by the Company’s stockholders and in effect at the time of grant (as applicable, the “Equity Plan”).  Each RSU award will be evidenced by and subject to the terms and conditions of the Company’s standard form of RSU award agreement as in effect on the date of grant of the award.

Each RSU is payable on a one-for-one basis in a share of Company common stock, subject to vesting.  The RSUs subject to a particular non-employee director award will be scheduled to vest on the date that is twelve months after the date of grant of the award or, if earlier, immediately prior to the first annual meeting of the Company’s shareholders at which one or more members of the Board are to be elected and that occurs in the calendar year after the calendar year in which the award is granted.

In addition, the RSUs subject to a particular non-employee director’s award (as well as any stock options and restricted stock awards granted to the non-employee director under prior versions of this policy), to the extent then outstanding and unvested, shall become fully vested in the event of a Change in Control (as such term is defined in the applicable Equity Plan under which the award was granted or, if not so defined, as defined in the applicable award agreement) that occurs while such non-employee director is a member of the Board.

Expense Reimbursement

All non-employee directors shall be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board related business. The Company shall also reimburse directors for attendance at director continuing education programs that are relevant to their service on the Board and which attendance is pre-approved by the Chair of the Nominating and Corporate Governance Committee or Chair of the Board. The Company shall make reimbursement to a non-employee director within a reasonable amount of time following submission by the non-employee director of reasonable written substantiation for the expenses (and in all events not later than the end of the year following the year in which the related expense was incurred).

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